UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 18, 2010

Jacobs Engineering Group Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-7463	95-4081636
(State of incorporation)	(SEC File No.)	(IRS Employer identification number)

1111 S. Arroyo Parkway, Pasadena, California	91105
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number (including area code): (626) 578-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 18, 2010, the Board of Directors of Jacobs Engineering Group Inc. (the “Company”) amended and restated the Company’s bylaws. The amendments include:

(1)	Revisions to the nomination provisions to clarify the process by which stockholders nominate directors and ensuring that the Board of Directors has adequate information to make a recommendation to stockholders regarding any nomination. Stockholders must now deliver director nominations to the Company 90 to 120 days before the anniversary of the preceding year’s annual shareholders meeting. Previously shareholders were required to deliver nominations 60 to 90 days before the annual shareholders meeting. The amended and restated bylaws also describe in detail the information that a stockholder must provide about itself and its nominees.

(2)	Revisions to the advance notice provisions to clarify the process by which stockholders bring business other than the nomination of directors before annual and special meetings of shareholders.

(3)	Revisions to the majority voting provisions to describe in greater detail how the Board of Directors determines that an election is contested and that directors will be elected by a plurality. A requirement has also been added that director candidates nominated by stockholders must agree to be bound by the bylaws’ resignation requirements.

(4)	Revisions to the indemnification provisions to clarify how a claim for indemnification is submitted, including certain documentation and information requirements, as well as when the Company must advance expenses pursuant to the bylaws.

The foregoing summary is qualified in its entirety by reference to the complete text of the amended and restated bylaws, a copy of which is attached hereto as Exhibit 3.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Amended and Restated Bylaws dated November 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACOBS ENGINEERING GROUP INC.

By:	/S/ JOHN W. PROSSER, JR.
Name:	John W. Prosser, Jr.
Title:	Executive Vice President
Finance and Administration

Date: November 23, 2010

Exhibit Index

3.1	Amended and Restated Bylaws dated November 18, 2010